Name of Consultant: Andrea Natale, M.D.
SSN or *Tax ID#: 399-08-8288*

Address: The Cleveland Clinic Foundation
Department of Cardiology
9500 Euclid Avenue, Desk F-15
Cleveland, OH 44195

Telephone: 216-444-4293
Fax: 216-445-2753
Name and address: Recom Managed Systems, Inc. Contact: Jim Mazeika
4705 Laurel Canyon Blvd.
Suite 203
Studio City, CA 91607
818-432-4560

MAT MAT

Terms of Consulting Service: From September ~~12~~ 10 2004 to September 10 2005

Recom Managed Systems, Inc.(Recom) and Consultant agree:

1. **Scope of Work**
Consultant will perform the consulting services for Recom Managed Systems, Inc. described as follows:
   - Provide consulting on pre-clinical and clinical trial protocol production, implementation, analysis and recommendations for Recom's ambulatory ECG technology and its products.
   - Provide input to Recom Managed Systems, Inc. on the design of the ambulatory ECG system and its potential applications for the monitoring different cardiac diseases.
   - Become a member of Recom Managed Systems, Inc. medical advisory board.
   - Guide the generation of medical evaluations/studies to help demonstrate the superiority of Recom's device and technology.

2. **Compensation**
Recom Managed Systems, Inc. will pay Consultant a consulting fee in the amount and on the terms set forth below:
   - Recom Managed Systems, Inc. will pay Consultant four (4) payments of $4500.
   - Initial payment of $4500 will be paid to consultant upon signing this agreement;
     * Payout for the remaining three (3) installments are as follows:
       2nd installment three (3) months from the date Consultant signed this agreement
       3rd installment six (6) months from the date Consultant signed this agreement
       4th installment nine (9) months from the date Consultant signed this agreement
   - Recom Managed Systems, Inc. will reimburse pre-approved reasonable travel expense costs.
   - Consultant will be reimbursed for their registration and travel expenses for one (1) medical meeting of choice per annum.

3. **Independent Contractor**

Consultant is an independent contractor, not an employee or agent of Recom Managed Systems, Inc. Nothing in this Consulting Agreement shall render Consultant, or any if its agents or employees, an employee or agent of Recom Managed Systems, Inc. nor authorize or empower Consultant or its agents or employees to speak for, represent or obligate Recom Managed Systems, Inc. in any way. Recom Managed Systems, Inc. recognizes that Consultant retains all the rights and privileges of an employer, including but not limited to the right to hire, direct, discipline, compensate and terminate its employees assigned to the Recom account. Consultant assumes any and all liabilities regarding Section 1706 of the Tax Reform Act of 1986 and Section 414(n) of the Internal Revenue Code of 1986.

4. **Ownership of Developments**

All written materials and other works which may be subject to copyright and all patentable and unpatentable inventions, discoveries and ideas (including but not limited to and computer software) which are made, conceived or written by Consultant during the term of this agreement, and for 90 days after it expires, and which are based on the services performed by Consultant for Recom Managed Systems, Inc. ("Developments") shall become Recom property. Consultant agrees to hold all Developments confidential in accordance with this agreement.

5. **Disclosure and Transfer of Developments**

Consultant will disclose promptly to Recom Managed Systems, Inc. each Development and, upon Recom Managed Systems, Inc. request and at Recom Managed Systems, Inc. expense, Consultant will assist Recom Managed Systems, Inc. or anyone it designates, in filing patent or copyright applications in any country in the world. Each copyrightable work, to the extent permitted by law, will be considered a work made for hire and the authorship and copyright of the work shall be in Recom Managed Systems, Inc. name. Consultant will execute all papers and do all things, which may be necessary or advisable, in the opinion of Recom Managed Systems, Inc. to process such application and to vest in Recom Managed Systems, Inc. or its designee, all the right, title, and interest in and to the Developments. If for any reason Consultant is unable to effectuate a full assignments of any Development, Consultant will transfer to Recom Managed Systems, Inc. or its designee, its transferable rights, whether they can be exclusive or nonexclusive, or as a joint inventor or partial owner of the Development.

6. **Disclosure to Recom Managed Systems, Inc.**

If during the term of this agreement, Consultant discloses any copyrightable works, inventions, discoveries, or ideas to Recom Managed Systems, Inc. which were conceived or written prior to this agreement or which are not based upon the Services performed by consultant for Recom Managed Systems, Inc. under this agreement, Recom Managed Systems, Inc. *will* have no liability to Consultant because of its use of such works, inventions discoveries or ideas.

7. **Term**

The terms of this agreement is specified on the first page of this agreement, but in no event will the term of this agreement extend beyond three years from the date of this agreement.

8. **Termination**

Recom Managed Systems, Inc. may terminate this Consulting Agreement effective the day of notice by giving Consultant written notice of termination if Consultant: (a) breaches any of its obligations under Paragraphs 3 and 4 of this agreement; or (b) fails to provide the standard of performance of Services that substantially meets Recom Managed Systems, Inc. reasonable expectations; or (c) fails at anytime to provide the contracted services defined in agreement. If Recom Managed Systems, Inc. determines that it no longer requires the service of Consultant it may terminate this agreement by giving Consultant thirty (30) days written notice.

9. **General**

a. No assignment by Consultant of this agreement or any sums due under it will be binding on Recom Managed Systems, Inc. without Recom Managed Systems, Inc., prior written consent. This agreement supersedes all prior agreements and understandings between the parties respecting the subject matter of this agreement. This agreement may not be changed or terminated orally by or on behalf of either party and nothing in any attachments or schedules to this agreement may vary the terms of this agreement

b. In the event the terms of any attachments or schedules are inconsistent with the terms of the numbered paragraphs of this agreement, the terms of the number paragraph of this agreement shall control.

c. in the event either party breaches this agreement, the other party will have the right to terminate the agreement. In the event of the actual or threatened breach of any of the terms of Paragraphs 3 and 4, Recom Managed Systems, Inc. will have the right to specific performance and injunctive relief. The rights granted by this paragraph are in addition to all other remedies and rights available at law or in equity.

d. This agreement shall be construed according to the laws of California for contracts made within that state.

e. The undersigned warrant and represent that they have authority to enter this agreement on behalf of Recom Managed Systems, Inc. or Consultant, respectively.

Marvin H. Fink, Chairman & CEO Recom Managed Systems, Inc.	Andrea Natale, MD
9/10/2004 Date	09/01/2004 Date